FOR A BEST-IN-CLASS REIT, WE NEED A BEST-IN-CLASS BOARD.







TOGETHER, WE CAN UNLOCK THE VALUE AT GRANITE REIT.

VOTE YOUR BLUE PROXY BY 12:00 P.M. (ET) ON MONDAY, JUNE 12, 2017.

FOR QUESTIONS AND HELP VOTING CALL 1-855-682-4840.

A CASE FOR CHANGE AT THE BOARD LEVEL IS CLEAR

1. Consistent failure to meet stated strategic objectives
2. Refusal to utilize Granite's significant balance sheet capacity
3. Unwillingness to address significant tenant concentration
4. Allowed G&A expenses to run 3.5 times higher than its closest industrial peer
5. Limited acquisition activity since 2011
6. Chairman & Vice Chairman have no core real estate experience
7. Highest Board compensation in the REIT space ($10 million since 2011)
8. Career CFO promoted to CEO role despite lack of acquisition track record
9. Presided over two failed strategic reviews
10. Appointed the banker who oversaw the failed 2015 strategic review to the Board

FRONTFOUR Capital Group LLC

SANDPIPER GROUP

OUR FIVE-STEP ACTION PLAN TO A $60+ UNIT PRICE

Today the balance sheet is only 17% leveraged (net debt / EV) and Granite's trailing G&A has been running at almost $28 million – materially higher than its nearest comparable, PIRET REIT. We have a simple five-step action plan that we believe will lead to a unit price **well above $60** and compounded returns for years to come:

1. Add three independent board members with core real estate and principal expertise
2. Cut G&A and Board compensation by $10.0 million by the end of 2017
3. Increase leverage to 40%, in-line with REIT peers; grow AFFO and distributions
4. Pursue portfolio and public Canadian / U.S. / European consolidation opportunities
5. Immediately implement investor education program and improved disclosure

FRONTFOUR Capital Group LLC   SANDPIPER GROUP

DEAR FELLOW UNITHOLDERS:

FrontFour Capital Group LLC ("**FrontFour**") and Sandpiper Group ("**Sandpiper**") are owners of approximately 6.2% of the outstanding stapled units of Granite Real Estate Investment Trust ("**Granite**").

We view Granite as a unique, high-quality, global portfolio of industrial assets with tremendous long term potential to become a Canadian real estate champion.

FrontFour and Sandpiper Are Committed to the Success of Granite

We have invested over $100 million in Granite, alongside some of Canada's most successful institutional real estate investors, based on the tremendous potential that we see with this platform going forward.

Clear Lack of Execution and Excessive Cost Structure Need to be Addressed

Over the last five years, Granite's Board of Trustees (the "**Board**") has been plagued by inaction and a failure to achieve their own long term strategic objectives of balance sheet utilization, tenant diversification, and expense reduction. We believe this has prohibited Granite from **achieving its full unit price potential and maximum value**.

Over this same five-year period, the current Board has overseen and approved what we believe to be a culture of entitlement, resulting in the highest board compensation and relative G&A expenses in the Canadian REIT space. **Our Chairman made over $1,000,000 in the past two years and over $600,000 in compensation in 2015 alone, more than 3.5x the average compensation for REIT Chairmen in Canada.**

We have received significant unsolicited support from unitholders who are frustrated with Granite's failure to meet its own strategic objectives, the egregious Board compensation and the bloated cost structure. A number of these unitholders previously tried to engage privately with the Board with the exact same concerns as ours but to no avail. Their concerns, like ours, were summarily dismissed – **these unitholders, along with others, are now highly supportive of our campaign for change at the Board level.**

Granite is Positioned for Growth, But Unitholders Need a Board Focused on Action

Prior to our involvement, Granite's unit price was hovering just above $40 – the same approximate price it was at the time of its REIT conversion in 2013. We believe that this was a direct result of Granite's failure to meet its self-imposed strategic objectives.

Unitholders have spent years patiently waiting for Granite's current Board to execute on its stated strategic objectives. **The core fundamental question that all unitholders now must ask is whether we have the right Board and management structure in place to take advantage of the current, significantly under-leveraged balance sheet and to appropriately manage costs.** We believe that properly executed, these actions will lead to a significantly higher unit price for all unitholders.

Our Five-Step Action Plan to Restore Confidence and Close the Valuation Gap

Today the balance sheet is only 17% leveraged (net debt / EV) and Granite's trailing G&A has been running at almost $28 million annually – materially higher than its nearest comparable, PIRET REIT. We have a comprehensive five-step action plan that we believe will lead to a unit price **well above $60** and compounded returns for years to come:

1. Add three independent board members with core real estate and principal expertise
2. Cut G&A and Board compensation by $10.0 million by the end of 2017
3. Increase leverage to 40%, in-line with REIT peers; grow AFFO and increase distributions
4. Pursue portfolio and public Canadian / U.S. / European consolidation opportunities
5. Immediately implement investor education program and improved disclosure

We believe fresh trustee and director oversight can close the current value gap and provide a catalyst for **positive long term change and definitive action.**

Magna Lease Renewals Should Not Have Dramatically Impacted Acquisition Activity

In Granite's recently published proxy circular to unitholders ("**Granite's circular**"), the company justified its lack of action and its stagnant growth by claiming that a conservative approach to acquisitions and balance sheet optimization was required until the Magna lease extensions were completed in 2016. This is simply another excuse and a direct contradiction to their own previously published strategic plan and to multiple public statements made over the last five years. In fact, we believe that the lack of acquisition activity in the five years prior to the Magna renewals and the refusal to diversify the tenant base prior to October 2016 actually put unitholder capital at risk.

Granite Continues To Dismiss Unitholder Concerns

In Granite's circular, the current Board has taken a "nothing to see here" approach. They simply reiterated a commitment to the status quo with a renewed focus on putting the balance sheet to work, tenant diversity and cost-control. **After failing to achieve their own self-imposed strategic objectives for half of a decade, and changing the narrative to fit the facts, we see this as simply more talk and no action.**

Over the last few days, at the urging of Granite's largest unitholders we have engaged in good faith negotiations with Granite's Board. During that time, we made numerous attempts to reach a settlement in order to avoid a costly proxy fight, hoping that the Board would not waste significant unitholder capital to entrench themselves further. Unfortunately, the Board ultimately rejected a very reasonable and fair settlement offer proposed by one of Granite's largest unitholders and agreed to by FrontFour and Sandpiper, leaving us no choice but to move forward with our case for change. It is bewildering that the current Board continues to resist unitholders' strong desire for change, despite the involvement of large, like-minded unitholders representing over 25% of the outstanding stapled units in such negotiations.

Granite has nominated two new board members: Mr. Kelly Marshall and Mr. Remco Daal, for election at the upcoming annual general meetings. Both of Messrs. Daal and Marshall have no meaningful public company executive experience or public company board experience. We are alarmed by the arrogance and lack of independence in the nomination of Mr. Marshall. The Board refreshment "process" is being led by current Board member, Mr. Brydon Cruise. Mr. Cruise represented Brookfield, Granite's financial advisor through its failed strategic review process, and was then invited to join the Granite Board. It is usually considered a serious conflict to bring an active investment banker with potential competitors as clients onto a board, but this conflict did

not seem to concern Granite's Board. Mr. Marshall currently works with Mr. Cruise at Brookfield and previously worked with Mr. Cruise for a number of years at both Lone Star Opportunity Fund ("**Lone Star**") and Fortress Investment Group ("**Fortress**"). It is widely known that their professional and personal lives have significant overlap and that Mr. Cruise and Mr. Marshall are close lifelong friends. These interlocking relationships clearly call into question the integrity of the Board refreshment process. How can unitholders take the Board's commitment to refreshment and Mr. Cruise's judgment seriously when the selection process for independent nominees for a global REIT starts with his close friend? **Not only is the Board's approach to refreshment flawed, but clearly they do not view the true owners of the business as intelligent enough to know the difference.**

Also concerning to us is that Mr. Cruise has privately inquired about investors' appetite for an external management structure in the future – an external manager is naturally incentivized to maximize its own interest, often at the expense of unitholders. This is highly inappropriate from a governance perspective and something we view as another example of a current Granite Board member putting their personal interests ahead of those of unitholders. **We do not support the externalization of Granite's management – in fact, our investor group has catalyzed more internalizations of externally managed publicly listed real estate companies than any other institution in Canada over the last ten years.**

Our current Chairman, Mr. Wes Voorheis, and Vice Chairman, Mr. Peter Dey, hold themselves out as governance experts but admit to lacking real estate experience. Both Mr. Voorheis and Mr. Dey own a nominal amount of Granite units, aside from the unit grants they have issued to themselves. In their roles as trustees and directors they have collected over $4 million in board fees since 2011 and Mr. Voorheis has personally collected over $1 million in compensation over the last two years alone, in a non-executive role. The egregious board compensation that has been awarded to the Board over the last five years was ironically orchestrated and supported by both the Chairman and Vice Chairman. In reaction to our public approach and private engagement by other unitholders who were also deeply concerned by poor governance, the Board recently agreed to lower its compensation – why did this take five years and a public outcry?

While Board compensation has taken a small step in the right direction, Granite's compensation culture has not. There is still no performance-based equity compensation triggered by clearly disclosed metrics and goals (as defined by Institutional Shareholder Services) embedded in the executive compensation structure. In addition, Mr. Forsayeth (CEO) and Mr. De Aragon's (COO) recently amended employment agreements still appear to contain "modified single-trigger" change of control provisions whereby voluntary termination by the executive following a change of control will result in large payments.

Unitholders should also be aware that in November 2016, the Board approved amended agreements for Mr. Forsayeth and Mr. De Aragon. The principal terms of the amended agreements are that the employment of both will cease on March 31, 2018 unless Granite and such executives agree to an extension and both will not be entitled to receive any severance payments upon "termination" of their employment. Instead, on June 16, 2016, the granting of special RSUs to both Messrs. Forsayeth and De Aragon were approved, with a current value of approximately $1,000,000 (months before the Board had approved the amended agreements in November 2016) with no performance conditions attached. Why would such grant approvals be made to both executives, months in advance of any Board approval for the amended agreements? These RSU grants are effectively "windfall" payments which guarantee severance payments approximately two years in advance of any severance event and without any guarantee that severance actually occurs.

As unitholders, we must ask ourselves: why didn't the board fix problematic pay practices such as the "modified single-trigger" change of control provisions, which have been widely criticized by institutional unitholders when they decided to materially amend the employment agreements of the CEO and COO? Instead, the Board took this opportunity to approve additional off-market compensation arrangements. This is demonstrative of questionable decision making and the lack of a performance driven culture at the Board level.

<u>FrontFour and Sandpiper's Qualified, Action-Oriented Nominees</u>

We believe that unitholders need an aligned Board with representation that will hold management and themselves accountable. That is why we are nominating three highly-experienced, well-respected nominees on your behalf to provide independent oversight and instill a culture of action and cost control.

Mr. Al Mawani
Mr. Mawani is the former President & CEO of Calloway/Smart REIT and CFO of Oxford Properties Group, prior to its sale to OMERS. Mr. Mawani is extremely accomplished in the Canadian real estate space and a champion of governance and shareholder rights. He has been a board member of Boardwalk REIT, Calloway REIT, IPC US REIT, and Amica Mature Lifestyles Inc. and is a current board member of Slate Office REIT.

Mr. Peter Aghar
Mr. Aghar has a successful 20-year track record as an investor on an institutional scale, having been responsible for more than one hundred real estate transactions totaling over $10 billion in value. Mr. Aghar was formerly President and Chief Investment Officer of KingSett Capital, Canada's preeminent real estate private equity firm, from 2002 to 2010. He is currently the President of Crux Capital, a privately-owned value-add real estate investor and developer with significant experience in both the public markets and buying and selling industrial real estate both in Canada and the U.S. as well as experience in other international markets.

Mr. Samir Manji
Mr. Manji was Founder, Chairman and CEO of Amica Mature Lifestyles Inc., a publicly traded seniors housing company, from 1996 until its sale to the Ontario Teachers' Pension Plan in 2015. He is currently the Founder and CEO of Sandpiper Group, a Vancouver-based real estate private equity firm focused on direct real estate investments and securities. Mr. Manji has extensive experience investing across a number of real estate asset classes.

We encourage all Granite unitholders to vote the BLUE proxy FOR our nominees, well in advance of the proxy voting deadline of 12:00 p.m. (ET) on Monday, June 12, 2017, to ensure that we have true independent representation focused on action and value creation going forward.

<u>We are committed, long term investors with a strong track record of alignment and value creation in Canada</u>. We believe that the best is yet to come for Granite unitholders. There is significant upside potential in Granite's unit price from here and we intend to continue applying constructive pressure to create value for all unitholders over time.

Sincerely,

(signed) *Zachary George* (signed) *Samir Manji*

BACKGROUND & REASONS FOR SOLICITATION

FrontFour and Sandpiper view Granite as a unique, high-quality global portfolio of industrial assets with tremendous long term potential to become a Canadian real estate champion. **We have invested over $100 million in Granite alongside some of Canada's most successful institutional real estate investors. We are long term investors committed to value creation on behalf of all unitholders.**

However, over the last five years, Granite's Board of Trustees (the **"Board"**) has been plagued by inaction and failed to achieve its own long term strategic objectives of balance sheet utilization, tenant diversification, and expense reduction.

Goals	Stated Objective	Outcome	Commentary
G&A	8% - 10% of ALP	*FAIL*	***13% in 2016*** *with ~$30MM of G&A between 50 employees. GRTs costs are the highest in the peer group when considering its asset size*
Leverage	40% - 50%	*FAIL*	*Currently at* ***17% net debt / EV*** *well below target and GRT currently has ~$175MM of net cash on the balance sheet*
Tenant Concentration	<50%	*FAIL*	*Single tenant represents* ***78% of ALP***
NCIB	Up to 10% of Public Float	*FAIL*	*Through the end of 2016* ***no units were repurchased****, despite multiple Trustee purchases and significant cash available*

Over this same five-year period, the current Board has overseen a culture of entitlement resulting in the highest board compensation and relative G&A expenses in the entire Canadian REIT space.

We believe Granite is a unique asset with a fair value above $60 per unit. Unfortunately, the current Board's laissez faire attitude and excessive cost regime has prohibited Granite from achieving its full unit price potential. **For further thoughts on Granite and the opportunity for significant value creation please visit the following link: http://www.unlockvalueatgranite.com.**

We believe a change in leadership style and strategic approach at Granite would benefit all unitholders and surface considerable value.

REASONS FOR SOLICITATION

1. GRANITE'S PERFORMANCE IN CONTEXT

Management and the current Board have failed to execute on their self-imposed strategic objectives since 2011. Their performance is a matter of public record.

Strategic Objective #1:	G&A= 8 to10% of ALP	(FAIL)
Strategic Objective #2:	Leverage = 40%	(FAIL)
Strategic Objective #3:	Tenant Concentration = <50%	(FAIL)
Strategic Objective #4:	NCIB = 10% of NCIB	(FAIL)

In addition to failing to execute on every meaningful strategic objective, the current Board and management team have overseen lackluster operating performance and a culture of in-action. Since 2011 annualized lease payments ("**ALP**") has grown by only $34 million despite spending $143 million on G&A over that same time period. When you account for the impact of FX changes since 2011 ($20 million), total ALP was only up $14 million from management "action". That represents a nominal 1.5% annual CAGR over five years – this is unacceptable in the context of spending $143 million on G&A over that same period and based on the significant growth and de-risking that occurred at Granite's industrial REIT peers.



2011 - 2016 ALP Evolution
$250
$225
$200
$175
$150
$183
$28
$16
$7
($39)
$2
$20
$217
$197
1.5% 5-Year CAGR
Over 5 Years Management Managed to Add Only $14MM of ALP
(~1/2 of what they spend in 1 year on G&A)
Starting 2011 ALP
Acquisitions
Contract Rent Adj.
Completed Projects
Disposals & Vacancies
Renewals / Releasing
Fx
Ending 2016 ALP
Fx Adj. ALP

Granite's failure to achieve its strategic objectives and its refusal to take any meaningful action has impacted unit price performance. Granite's CAD$ units have traded within a $35-$45 range since its 2013 conversion to a REIT. Prior to FrontFour and Sandpiper's involvement beginning late last year, Granite units were trading closer to $40 – the same level they were trading at following the REIT conversion in early 2013. Additionally, given that nearly three quarters of Granite's business is outside Canada, the US$ price performance is actually the best indicator of performance – you will see that on this measure, Granite has underperformed every REIT industrial peer and is actually trading below its pre-conversion price at the start of 2013:



Granite's NYSE Performance (US$)
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
Dec-12
Feb-13
Apr-13
Jun-13
Aug-13
Oct-13
Dec-13
Feb-14
Apr-14
Jun-14
Aug-14
Oct-14
Dec-14
Feb-15
Apr-15
Jun-15
Aug-15
Oct-15
Dec-15
Feb-16
Apr-16
Jun-16
Aug-16
Oct-16
Dec-16
Feb-17
Apr-17
Granite - NYSE
Bloomberg REIT Industrial/Warehouse Index

Source: Bloomberg REIT Industrial/Warehouse Index rebased to Granite's price as of 12/31/2012.

2. SIGNIFICANT UNITHOLDER SUPPORT FOR CHANGE

It is widely known that other large unitholders of Granite have attempted to privately engage with the current Board over the past 24 months regarding its compensation, G&A load, balance sheet utilization, and the continuous failure to achieve its own stated goals and objectives to no avail. At every turn, the current Board's approach has been to "entertain" but effectively ignore unitholders' concerns and continue with the status quo. This approach, from a Board which includes numerous self-proclaimed governance experts, has angered unitholders who now want to see real change.

Since our public news release on May 8, 2017, we have received significant unsolicited support and positive commentary on our campaign for change from both institutional and individual unitholders alike – they agree that the time has come for a refreshed Board focused on cost-control and definitive action.

3. EXCESSIVE G&A LOAD IMPACTING PERFORMANCE

Granite's own targets on G&A have been restated and missed for years. Granite has consistently targeted a G&A spend of 8%-10% of ALP but ran at 13% of ALP in 2016. Granite spent $28 million in 2016 to manage a predominantly single tenant portfolio with one primary tenant and little to no acquisition activity – how is that possible?

Fact #1 – Granite' Board compensation is the highest in the CAD REIT universe
Fact #2 – Granite's office space is one of the most opulent and expensive in Canada
Fact #3 – 2 heads of global real estate with no assets under contract as of May 10, 2017
Fact #4 – 3 VPs of construction with limited development activity to date ($0 PUD currently)
Fact #5 – Salary / unit comp was over $325k / employee vs. $203k / employee for peers



G&A as % of Assets (2016)
1.0%
0.9%
0.8%
0.7%
0.6%
0.5%
0.4%
0.3%
0.2%
0.1%
Granite
DRG
PLZ
WIRu
DIR
NWH
SRTu
CRR
REI
REF
AAR
CHP
SRU
AX
D
HR
CRT
CUF
AP
MRT
G&A as % of NOI (2016)
17.0%
15.0%
13.0%
11.0%
9.0%
7.0%
5.0%
3.0%
1.0%
DRG
PLZ
Granite
WIRu
NWH
SRTu
DIR
REI
REF
AAR
CRR
CHP
SRU
AX
AP
CRT
CUF
HR
D
MRT

Source: Based on 2016 year-end public disclosure for each Company.

Granite's nearest comparable by asset type and size, PIRET REIT spends only $8 million per year on G&A. Even when you include PIRET REIT's allocated G&A costs and fees paid to third-party managers, Granite still spends $11 million more. Why? We believe it is due to a culture of

entitlement. Our view is that material improvement is achievable. This belief is grounded in our own analysis and has been confirmed by a number of former senior officers at Granite.

4. POOR BALANCE SHEET MANAGEMENT & THE COST OF INACTION

"By increasing financial leverage to 40% to 50% of total capital, the Company believes it can benefit from a lower blended cost of capital, provide some natural hedging against currency fluctuations, and efficiently pursue its accretive diversification strategy" – Oct. 2011 Granite News Release

Over the past five years, Granite's Board and management team has repeatedly committed to operating at 40% leverage, in-line with its industrial peers. Notwithstanding this stated objective, Granite's balance sheet, at 17% net debt / enterprise value, remains significantly underleveraged today. This poor balance sheet management and capital allocation has come at a real cost to unitholders.

- $1 billion of debt and acquisition capacity @ 40% debt / EV
- 100% debt financed acquisitions would have added $0.63 per unit of AFFO



$4.10
$3.90
$3.70
$3.50
$3.30
$3.10
$2.90
$2.70
$2.50
2017E AFFOPU
Current DPU
$3.30
$2.60
$3.93
$3.10
+19%
Increase in Distributions Possible
(Same 79% Payout Ratio)
Status Quo
100% Debt Funded Acquisitions

Simply utilizing the balance sheet and applying the same payout ratio would have allowed Granite to increase distributions from $2.60 to $3.10 or approximately 19%. How do you rationalize not taking advantage of this actionable opportunity?

5. A CLEAR PATH TO $60 UNIT PRICE

We have outlined a path to $60+ per unit simply through prudent capital deployment and cost control. Simple definitive action both on the cost side and the acquisition front would be substantially accretive to AFFO and drive positive unit price performance. We believe that this is the most unique, actionable opportunity in the Canadian real estate space over the last 15 years. We need a Board focused on action.

Effective Capital Allocation*	AFFO Impact	Multiple	Unit Price
Last Trade – April 26, 2017 (unaffected price)			**$48.57**
G&A Savings - $10 million	$0.21	14.0x	$2.94
Accretive Acquisitions - $1Billion, 100% Financed	$0.63	14.0x	$8.82
Proforma Unit Price			**$60.33**

** Assumes $10MM of G&A Savings, $1B of acquisitions at 6.5% Cap Rate & 3.0% Cost of Debt*

6. <u>CURRENT GOVERNANCE AND BOARD CHALLENGES</u>

The current Board has lost credibility – after years of announcing long term plans and then failing to execute, management and the current Board are now preaching patience…all unitholders understand the inherent contradiction of advocating inaction and patience while managing a largely single tenant, triple net lease portfolio with the highest G&A and Board compensation in the Canadian REIT sector. The current Board has:

- Implemented a culture of inaction and contradiction
- Highest Board compensation in the REIT space
- Consistently failed to meet their own stated strategic objectives
- A Chairman & Vice Chairman with no core real estate experience
- Recently terminated the very CEO they hired in 2011
- Appointed career CFO as new CEO despite no track record on acquisitions
- Presided over two failed "strategic reviews"
- Appointed the banker who oversaw the failed 2015 strategic review to the Board
- Allowed G&A to become 3.5x larger than its closest industrial peer

<u>Staggering Compensation</u>

From 2011 – 2016 the current Board paid themselves approximately $10 million in total compensation. The current Board rewarded themselves with $890,000 in strategic review fees in 2015 and 2016, despite simply concluding to continue on with the status quo at the end of the review – spending $890,000 and achieving nothing. This is the second time this has happened in the last five years.

	Trustee Compensation						Trustee Ownership[1]	
Circular Filed	*2012*	*2013*	*2014*	*2015*	*2016*	*2017*	Stapled	Deferred
FYE	**2011**	**2012**	**2013**	**2014**	**2015**	**2016**	Units	Units
Brody (Not standing at 2017 AGM)	$172,560	$180,236	$203,000	$179,000	$176,000	$188,348	–	–
Dey	202,725	263,013	251,000	251,000	245,000	242,337	–	29,816
Gilbertson (Not standing at 2017 AGM)	192,560	215,036	258,500	236,000	234,500	226,435	–	–
Miller	190,060	230,196	260,000	269,000	257,000	260,663	4,500	15,312
Oran (Did not stand at 2016 AGM)	177,560	209,059	216,500	207,500	195,500		–	–
Voorheis	347,826	359,844	336,000	328,500	315,000	311,577	27,500	62,506
Cruise (Director Since 2016)	–	–	–	–	–	98,842	45,000	3,206
Clow (Directors Since 2016)	–	–	–	–	–	12,228	–	1,076
Trustee Compensation	**$1,283,291**	**$1,457,384**	**$1,525,000**	**$1,471,000**	**$1,423,000**	**$1,340,430**	**77,000**	**111,916**
Payments to Directors For Strategic Committee	535,000				675,125	214,939		
Total Trustee Compensation	**$1,818,291**	**$1,457,384**	**$1,525,000**	**$1,471,000**	**$2,098,125**	**$1,555,369**		

(1) As per 2017 Circular.

Furthermore, Granite's Board compensation is the highest in the entire Canadian REIT universe, notwithstanding Granite is only a $2.5 billion equity market cap – nowhere near the largest REIT in Canada. Our Chairman, Mr. Voorheis, "earned" $603,344 of compensation alone in 2015. **Even if you remove the 2015 strategic review fees, Granite's average Trustee and Chairman compensation was $222,000 and $315,000, respectively in 2015 – still the highest in the REIT universe and <u>higher than RioCan REIT</u>, an approximately $9 billion equity market capitalization company.**

Another point of reference is Crombie REIT, a similar sized REIT to Granite. In 2015, Crombie REIT's highest paid trustee received $97,500, while Granite's lowest paid trustee received $242,064. In 2016, Crombie REIT's highest paid trustee received $116,000 while Granite's lowest paid trustee received $209,284. We use Crombie REIT as a reference since their CEO, Donald Clow, also sits

on the current Board of Granite, and should be well aware of these compensation discrepancies.



2016 Trustee & Chairman Compensation
Trustee & Chairman Comp
Market Capitalization ($MM)
$450,000
$400,000
$350,000
$300,000
$250,000
$200,000
$150,000
$100,000
$50,000
-
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
-
REI
HR
CHP
SRU
REF
AP
CRT
CUF
Granite
D
CRR
AX
AAR
DRG
NWH
MRT
WIRu
DIR
HOT
SRTu
PLZ
Market Capitalization
Chairman
Trustee

Serious Governance Failure

In 2016, after putting in place an "automatic" Normal Course Issuer Bid ("**NCIB**"), Granite repurchased zero units, notwithstanding a significant cash balance and materially NAV accretive trading levels – the excuse given was that the company was in a trading blackout for most of the year. However, over this same period current trustees were able to acquire units on six separate occasions – how is this possible? It is this type of governance lapse, where trustees are able to capitalize on attractive unit price levels but unitholders are not, which gives us significant cause for concern.



CEO, Q1/2016 Conference Call (May 5, 2016)
"We believe that buying back our units through an NCIB at appropriate prices is a prudent use of capital. We believe we have ample liquidity and that this initiative will not impact the objectives underlying our long-term strategy. Our intention is to buy through an automatic purchase arrangement to enable buying during any blackout periods."
CEO, Q3/2016 Conference Call (Nov. 3, 2016)
"In April, we implemented a normal course issuer bid. Since that time, it's been difficult for us to act, and we have been largely blacked out for various reasons since its implementation. Still, management continues to believe that buying back [stapled] units at appropriate prices is a prudent use of capital."
CY2016:
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Company
Zero Units Repurchased in 2016
NCIB Announced
Insider Transactions
Brydon Cruise:
May 12, 2016 (10,000 units)
May 17, 2016 (7,000 units)
Wes Voorheis:
May 13, 2016 (12,500 units)
Brydon Cruise:
Dec. 20, 2016 (8,000 units)
Wes Voorheis:
Dec 20, 2016 (2,400 units)
Dec 21, 2016 (7,600 units)
Directors Acquire 47,500 Units

We are concerned that the Board and particularly the Chairman and Vice Chairman have become everything they have historically railed against as "champions" of good governance.

<u>This Is Not an Independent Board</u>

The table below illustrates the web of historical interconnected relationships between the Board and management. This is clearly not an independent Board that can make independent decisions today.

Name	Title	FORTRESS	BROOKFIELD	CIBC DEVELOPMENT CORP.	LONESTAR	BENTALL KENNEDY	ATLAS COLD STORAGE	COVENTREE	SUN MEDIA
Tom Heslip	Former CEO	✓		✓					
John De Aragon	COO	✓		✓		✓			
Ilias Konstantopious	CFO		✓						
Brydon Cruise	"Independent" Trustee	✓	✓		✓				
Kelly Marshall	"Independent" Trustee	✓	✓		✓				
Remco Daal	"Independent" Trustee			✓		✓			
Peter Dey	"Independent" Trustee						✓	✓	✓
Wesley Voorheis	"Independent" Trustee						✓	✓	✓


Fortress
Lone Star
Brydon Cruise
Kelly Marshall
Brookfield
Atlas Cold Storage
Coventree
Peter Dey
Wesley Voorheis
Sun Media

We believe that the directorship of Mr. Brydon Cruise continues to be a material conflict. Mr. Cruise is a Managing Partner of Brookfield Financial, a global investment bank focused on real estate. Mr. Cruise's firm advised Granite on its 2015 Strategic Review and Mr. Cruise was appointed to the current Board right after the failure of the Strategic Review. It is very unusual and typically a serious conflict to have a director who is an active advisor in the same sector. Additionally, Granite has nominated Mr. Kelly Marshall for election at the upcoming annual general meetings. Mr. Marshall does not meet the 'common sense' definition of independent. He currently works with Mr. Cruise at Brookfield and previously worked with Mr. Cruise for a number of years at both Lone Star and Fortress. It is widely known that their professional and personal lives have significant overlap and that **Mr. Cruise and Mr. Marshall are close lifelong friends**. How can unitholders take the Board's commitment to refreshment and Mr. Cruise's judgment seriously when the selection process for independent nominees for a global REIT starts with his close friend?

Both our Chairman, Mr. Voorheis, and Vice-Chairman, Mr. Dey, have been "board partners" since the late 90s. They worked together at failed firms: Atlas Cold Storage, Coventree and Sun Media. Both Mr. Voorheis and Mr. Dey (former Bay Street lawyers) have privately admitted that they do not know real estate. Mr. Voorheis and Mr. Dey orchestrated the most lucrative Board compensation package in the entire REIT space since 2011, for their own benefit, putting their interests ahead of the true owners of the REIT. We believe that this history of working together limits their ability to operate independently.

Our Current Chairman Has A Long, Mixed History with Public Board Work

Our current Chairman has a mixed track record when it comes to public board work and a propensity to treat investor capital as his own.



Wes Voorheis' Track Record – Total Unitholder Return
-
(20%)
(40%)
(60%)
(80%)
(100%)
(2.9%)
(34.9%)
(53.2%)
(91.3%)
(98.5%)
Patheon Inc.
goeasy Ltd.
Atlas Cold Storage Income Trust
Sun-Times Media Group Inc.
Hollinger Inc.

Note: Above chart reflects the total shareholder / unitholder return for companies where Wes Voorheis was a director / trustee, and the company experienced a negative total return during Mr. Voorheis' board tenure.

Mr. Voorheis' history of successfully orchestrating his own egregious compensation is well recognized – *"Here's a guy who put the company into bankruptcy, who wants a bonus for solving a problem he created and for selling the company at the bottom of the market," fumed an incredulous shareholder. "Why shouldn't his bonus be tied to the recovery of the shareholders?" For his part, Ken McLaren lamented that Mr. Voorheis is receiving "compensation in the millions" at a company "that can't afford to pay him millions." – Financial Post, Dec. 2007*

Our Chairman Continues to Pay Himself Handsomely

By setting his own compensation, Mr. Voorheis has paid himself over $2.5 million the last six years and over $1 million in the last two years alone. This is in addition to the $2.2 million payment a company owned by Mr. Voorheis received in connection with the original formation of Granite back in 2011.



Good Pay For A Few Meetings
$700,000
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
-
35
30
25
20
15
10
5
-
2011
2012
2013
2014
2015
2016
Annual Compensation
Meetings Attended

Today, Mr. Voorheis' equity investment in Granite is worth over $4.5 million, the majority of which was granted to him without having to invest a single dollar. Mr. Voorheis alone received total compensation equivalent to $30,000 for each meeting he attended in 2016. Additionally, Mr. Voorheis was able to personally acquire a small amount of discounted units in 2016 notwithstanding the company was blacked out from buying back units at highly accretive levels. **How is this possible? A Chairman should not be allowed to benefit at the expense of unitholders.**

<u>Our Vice-Chairman, Mr. Peter Dey, Refuses To Practice What He Publicly Preaches</u>

"Investors get the governance they deserve."

"What you really want in a boardroom are independent-minded individuals."

"There's no question about the relationship between good corporate governance and the opportunity to create value."

- *Peter Dey, Institutional Investor Interview, July 16, 2004*

The reality is, while Mr. Dey holds himself out as a champion of governance, he has been involved in numerous situations that have resulted in significant value destruction to investors.



Peter Dey's Track Record – Total Unitholder Return
-
(20%)
(40%)
(60%)
(80%)
(100%)
(22.0%)
(23.1%)
(26.1%)
(27.5%)
(66.9%)
(91.3%)
(98.1%)
Workbrain Corp.
Gran Tierra Energy¹
Stelco (U.S. Steel Canada Inc.)
Goldcorp
Enablence Technologies Inc.
Sun-Times Media Corp.
Redcorp Ventures Ltd.

Note: Above chart reflects the total shareholder / unitholder return for companies where Peter Dey was a director and the company experienced a negative total return during Mr. Dey's board tenure.
1. Total Shareholder Return for Gran Tierra Energy calculated from May 7, 2015 to May 17, 2017

7. <u>STRONG TRACK RECORD OF FRONTFOUR AND SANDPIPER</u>

<u>FrontFour Capital Group</u>

FrontFour Capital Group operates value, event-driven funds and single name strategies in Canada and the U.S. The principals of FrontFour have extensive experience managing equity and credit portfolios and have co-managed FrontFour since January 2009. **As of April 30, 2017, FrontFour Capital Partners LP has realized net annualized returns of +14.46% since January 2009,**

versus +14.78% for the S&P, +10.02% for the TSX, and +4.10% for HFRX ED over that same period. FrontFour Capital Partners LP's net returns for the last 12 months and year-to-date are 18.95% and approximately 10% respectively. FrontFour's principals have significant experience initiating pro-shareholder engagement and have managed multiple proxy contests and private corporate Board negotiations over the past 15 years. FrontFour's principals have served on over ten public company boards over that same time period.

FrontFour has been a winner at the Canadian Hedge Fund Awards; named one of Barron's Best 100 Hedge Funds, received awards in Event Driven categories from BarclayHedge, HedgeFund.net, and Alternative Investment Awards; and recognized for performance in the Distressed Fund category by Bloomberg.

Strong Canadian Real Estate Track Record

FrontFour has had a positive impact on governance and share price in more publicly listed Canadian real estate situations than any other institutional investor in the last 10 years. FrontFour has realized positive double digit returns on every activist project it has engaged in the Canadian REIT/REOC sector.

IAT Air Cargo Facilities Income Fund – Reached agreement for Board nominees – successfully adding three new directors. Ultimate investor return was greater than 100%. FrontFour principal, Zachary George, also assumed the President/CEO position on February 27, 2009 in connection with completed internalization of management, leasing, and maintenance of operations services from AMB Property Canada and on January 1, 2010, IAT Air Cargo announced the completion of the combination with Huntingdon REIT. **During this period, the annualized total return for IAT shareholders was 45%.**

Huntingdon Capital – Elected Nominees to Board, improved governance, refocused trustees on capital structure and the balance sheet. Ultimately merged with IAT and sold to Slate Properties Group in 2014 generating a 29% investor IRR. Mr. George was appointed President/CEO of Huntingdon REIT in connection with its merger with IAT Air Cargo on January 1, 2010. **At the time Mr. George stepped down on September 1, 2013, Huntingdon had generated annualized total returns of 34% for shareholders.**

KeyREIT – FrontFour principal driven pressure and tender offer led to positive change. Stock appreciated ~35% in only two months after tender offer announcement and sale to a white knight, Plaza REIT. **FrontFour's principals are widely credited for surfacing significant value for all KeyREIT unitholders in a very short period of time.**

Trez Capital – Worked with other concerned shareholders to reach a comprehensive settlement agreement to effect a wind-up of the company (mortgage portfolio) and including nominee election to the Board. **Since FrontFour announced its intention to requisition a meeting on February 8, 2016, through the end of Q1 2017, total IRR to shareholders is 17% - for a credit portfolio.**

Sandpiper Group

The Sandpiper Group is a Vancouver-based private equity firm focused on investing in real estate through direct property investments and securities. Mr. Samir Manji is the founder and CEO of Sandpiper. Mr. Manji has extensive experience investing across a number of real estate asset classes.

Mr. Manji was previously founder, Chairman and CEO of Amica Mature Lifestyles Inc. ("**Amica**"), a TSX-listed, publicly traded seniors housing company from 1996 up until its sale to the Ontario Teachers' Pension Plan ("**OTPP**") in 2015. Over that period, Amica grew from four properties (423 suites) to 26 properties (3,691 suites) under management at time of sale. Mr. Manji is widely credited with building Amica into the premier high-end independent living brand in Canada.

In 2015, Amica conducted a strategic review which concluded with the company being sold to OTPP at a 113% premium. At that time, Mr. Manji who strongly believed in alignment of interests and having equity at risk, owned approximately 21% (directly and indirectly) of the company. **A shareholder that purchased an Amica share on January 2, 2013, the same day Granite converted to a REIT, would have enjoyed a 115% total return at time of sale in 2015 vs. a total return of just 19% for Granite unitholders over that same period.**

INFORMATION CIRCULAR / PROXY STATEMENT

TO BE USED IN CONNECTION WITH THE JOINT ANNUAL GENERAL MEETINGS OF HOLDERS ("UNITHOLDERS") OF STAPLED UNITS ("STAPLED UNITS") CONSISTING OF TRUST UNITS OF

GRANITE REAL ESTATE INVESTMENT TRUST

AND COMMON SHARES OF

GRANITE REIT INC.

TO BE HELD ON JUNE 15, 2017

FOR THE SOLICITATION OF PROXIES BY AND ON BEHALF OF

FRONTFOUR CAPITAL GROUP LLC AND SANDPIPER GROUP

(TOGETHER, THE "CONCERNED UNITHOLDERS")

RECOMMENDATION TO UNITHOLDERS

THE CONCERNED UNITHOLDERS RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF THE CONCERNED UNITHOLDER NOMINEES NAMED IN THIS CIRCULAR (AND ACCOMPANYING BLUE FORM OF PROXY OR VOTING INSTRUCTION FORM) AS TRUSTEES OF GRANITE REAL ESTATE INVESTMENT TRUST ("GRANITE REIT") AND AS DIRECTORS OF GRANITE REIT INC. ("GRANITE GP", AND TOGETHER WITH GRANITE REIT, "GRANITE") AT THE JOINT ANNUAL MEETINGS OF HOLDERS OF TRUST UNITS OF GRANITE REIT ("REIT UNITS") AND HOLDERS OF COMMON SHARES OF GRANITE GP ("GP SHARES") TO BE HELD CONCURRENTLY ON THURSDAY, JUNE 15, 2017 (COLLECTIVELY, THE "MEETINGS").

IN ORDER TO BE DEPOSITED WITH GRANITE'S REGISTRAR AND TRANSFER AGENT IN TIME TO BE USED AT THE MEETINGS, YOUR BLUE PROXY MUST BE RECEIVED BY KINGSDALE ADVISORS PRIOR TO 12 P.M. (EASTERN TIME) ON JUNE 12, 2017.

*Please follow the instructions set forth under the heading "General Proxy Information" in this proxy circular with respect to depositing a **BLUE** proxy or voting instruction form. You may support the Concerned Unitholder Nominees (as defined herein) even if you deposit a proxy or voting instruction form in support of management. If you have any questions and/or need assistance in voting your Stapled Units, please contact:*

KINGSDALE Advisors

North American Toll Free: 1-855-682-4840
Email: contactus@kingsdaleadvisors.com
Outside North America Call Collect: 1-416-867-2272
Toll Free Facsimile: 1-866-545-5580

Dated May 25, 2017

SOLICITATION OF PROXIES BY AND ON BEHALF OF

FRONTFOUR CAPITAL GROUP LLC AND SANDPIPER GROUP
(TOGETHER, THE "**CONCERNED UNITHOLDERS**")

FOR THE JOINT ANNUAL GENERAL MEETINGS OF THE HOLDERS OF TRUST UNITS OF GRANITE REAL ESTATE INVESTMENT TRUST ("**GRANITE REIT**")

AND

THE HOLDERS OF COMMON SHARES OF GRANITE REIT INC. ("**GRANITE GP**", AND TOGETHER WITH GRANITE REIT, "**GRANITE**")

TO BE HELD CONCURRENTLY ON THURSDAY, JUNE 15, 2017
(COLLECTIVELY, THE "**MEETINGS**")

THE CONCERNED UNITHOLDERS RECOMMEND:

Stapled unitholders of record at the end of business on the record date, to vote ONLY their BLUE form of proxy or voting instruction form as follows:

- **FOR** the election of the Concerned Unitholders' nominees to the board of trustees of Granite REIT (the "**REIT Board**"):
  - ✓ FOR Peter Aghar
  - ✓ FOR Samir Manji
  - ✓ FOR Al Mawani
- **FOR** the election of the Concerned Unitholders' nominees to the board of directors of Granite GP (the "**GP Board**"):
  - ✓ FOR Peter Aghar
  - ✓ FOR Samir Manji
  - ✓ FOR Al Mawani
- **FOR** the re-appointment of Deloitte LLP as the auditor of Granite REIT
- **FOR** the re-appointment of Deloitte LLP as the auditor of Granite GP, and the authorization of the GP Board to fix the auditor's remuneration

Stapled unitholders must indicate a FOR vote with respect to only eight of the eleven nominees listed on the BLUE proxy and voting instruction form. Stapled unitholders are not to vote FOR more than a total of eight nominees, if more than eight nominees are voted FOR, only the first eight voted FOR will be recorded.

In order to be deposited with Granite's registrar and transfer agent in time to be used at the Meetings to be held on Thursday, June 15, 2017, we urge you to return your completed BLUE form proxy or voting instruction form so that your vote is received by Kingsdale Advisors prior to 12 P.M. (Eastern Time) on June 12, 2017; however, we will make every effort to continue to accept and tabulate votes received up until the time of the Meetings. See the instructions under "General Proxy Information" for further details.

This information circular, including the letter to unitholders dated May 25, 2017 which is incorporated herein, and any further supplements or amendments and restatements hereof or thereof (together, the "**Circular**"), prepared by the Concerned Unitholders, solicits **BLUE** proxies in **SUPPORT** of **a change in the REIT Board and a change in the GP Board.**

Please follow the instructions under "General Proxy Information" beginning at page 10 of this Circular to vote your BLUE form of proxy or voting instruction form today. Even if you have previously submitted a proxy or given voting instructions in support of the incumbent board nominees, you may still change your vote

and support the Concerned Unitholders' recommendations by completing and submitting a BLUE proxy or giving voting instructions in accordance with the Concerned Unitholders' recommendations contained in both the BLUE form of proxy and the BLUE voting instruction form.

These security holder materials are being sent to both registered and non-registered owners of stapled units, each consisting of one trust unit of Granite REIT and one common share of Granite GP (the "**Stapled Units**"). If you are a non-registered owner, and have had these materials sent directly to you, your name, your address, and information about your holdings of Stapled Units have been obtained in accordance with the applicable securities regulatory requirements from the intermediary holding on your behalf.

HOW TO VOTE FOR POSITIVE CHANGE AT GRANITE

VOTE ONLY YOUR BLUE PROXY OR BLUE VIF TODAY

IN ORDER TO BE USED AT THE MEETINGS, YOUR BLUE FORM OF PROXY OR BLUE VIF MUST BE SUBMITTED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED PRIOR TO 12 P.M. (TORONTO TIME) ON MONDAY, JUNE 12, 2017.

BE SURE TO SIGN AND DATE YOUR BLUE FORM OF PROXY OR BLUE VIF

REGISTERED UNITHOLDERS

(YOU HOLD A PHYSICAL UNIT OR SHARE CERTIFICATE REGISTERED IN YOUR NAME)

VOTING BY EMAIL	VOTING BY FAX	VOTING BY MAIL OR DELIVERY
Complete, sign and date your BLUE form of proxy. Scan both sides of the proxy and return it by email to: contactus@kingsdaleadvisors.com.	Complete, sign and date your BLUE form of proxy and return it by fax to 1-866-545-5580 toll-free or 1-416-867-2271.	Complete, date and sign your BLUE form of proxy and return it to: Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2.

CANADIAN NON-REGISTERED (BENEFICIAL) UNITHOLDERS

(YOU HOLD STAPLED UNITS THROUGH A CANADIAN BANK, BROKER OR OTHER INTERMEDIARY)

VOTING BY INTERNET	VOTING BY PHONE	VOTING BY FAX	VOTING BY MAIL OR DELIVERY
Go to www.proxyvote.com specified on your BLUE VIF/proxy and then follow the voting instructions on the screen. You will require a 16-digit Control Number (located on the front of your BLUE VIF) to identify yourself to the system.	Unitholders who wish to vote by phone should call 1-800-474-7493 (English) or 1-800-474-7501 (French). You will require a 16-digit Control Number (located on the front of your BLUE VIF) to identify yourself to the system.	Complete, sign and date your BLUE VIF and return it by fax to 905-507-7793 or 514-281-8911.	Complete, sign and date your BLUE VIF and return it in the postage prepaid envelope provided to the address set out on the envelope.

UNITED STATES NON-REGISTERED (BENEFICIAL) UNITHOLDERS

(YOU HOLD STAPLED UNITS THROUGH A U.S. BANK, BROKER OR OTHER INTERMEDIARY)

VOTING BY INTERNET	VOTING BY PHONE	VOTING BY FAX	VOTING BY MAIL OR DELIVERY
Go to the voting website listed on your BLUE VIF/proxy and then follow the voting instructions on the screen. You will require a Control Number (located on the front of your BLUE VIF/proxy) to identify yourself to the system.	Unitholders who wish to vote by phone please follow the voting instructions on your BLUE VIF/proxy. You will require a Control Number (located on the front of your BLUE VIF/proxy) to identify yourself to the system.	Complete, sign, and date your BLUE VIF/proxy and return it by fax to the fax number(s) listed on your BLUE VIF/proxy.	Complete, sign, and date your BLUE VIF/proxy and return it in the postage prepaid envelope provided to the address set out on the envelope.

For questions or assistance, please contact the Concerned Unitholders' strategic unitholder advisor and proxy solicitor, Kingsdale Advisors, at 1-855-682-4840 toll-free in North America, or 1-416-867-2272 outside of North America, or by email at contactus@kingsdaleadvisors.com.

YOUR SUPPORT IS EXTREMELY IMPORTANT – VOTE ONLY YOUR BLUE PROXY OR VIF TODAY

If you experience any problems or require assistance voting your BLUE form of proxy or BLUE VIF, contact Kingsdale Advisors, at 1-855-682-4840 toll-free in North America, or at 1-416-867-2272 outside of North America, or by email at contactus@kingsdaleadvisors.com and they will be able to assist you to ensure your vote is counted at the Meetings.

Frequently Asked Questions

Q: Why did I receive this package of information?

A: On May 8, 2017, the Concerned Unitholders announced that they intended to put forward nominees for election to the REIT Board and to the GP Board at the Meetings for the purpose of reconstituting the REIT Board and the GP Board (collectively, the "**Boards**"). The Meetings have been scheduled by Granite to be held concurrently on Thursday, June 15, 2017. Holders of Stapled Units ("**Unitholders**") of record as of the close of business on May 9, 2017 (the "**Record Date**") are entitled to receive notice of and to vote at the Meetings. We are soliciting your vote, and this Circular has been provided in connection with that solicitation.

Q: When and where are the Meetings?

A: The Meetings will be held concurrently at 10:00 a.m. (Eastern Time) on Thursday, June 15, 2017 at St. Andrew's Club & Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario. For more information, you may contact the Concerned Unitholders' proxy solicitor, Kingsdale Advisors (using the contact information provided below).

Q: What am I voting on?

A: As a Unitholder of record ("**Registered Unitholder**") at the end of business on the Record Date, you are being asked to vote **ONLY** your **BLUE** form of proxy or voting instruction form:

- **FOR** the election of all three of the "**Concerned Unitholder Nominees**" named in the accompanying **BLUE** form of proxy or voting instruction form to the REIT Board;
    - ✓ FOR Peter Aghar
    - ✓ FOR Samir Manji
    - ✓ FOR Al Mawani
- **FOR** the election of all three of the Concerned Unitholder Nominees named in the accompanying **BLUE** form of proxy or voting instruction form to the GP Board:
    - ✓ FOR Peter Aghar
    - ✓ FOR Samir Manji
    - ✓ FOR Al Mawani
- **FOR** the re-appointment of Deloitte LLP as auditor of Granite REIT; and
- **FOR** the re-appointment of Deloitte LLP as auditor of Granite GP and to authorize the GP Board to fix the auditor's remuneration.

Unitholders must indicate a "FOR" vote with respect to only eight of the eleven nominees listed on the **BLUE** form of proxy or voting instruction form. Unitholders are not to vote "FOR" more than a total of eight nominees, if more than eight nominees are voted FOR, only the first eight voted "FOR" will be recorded.

Q: Who is entitled to vote at the Meetings?

A: If you were a Registered Unitholder as of the close of business on the Record Date, being May 9, 2017, you are entitled to vote at the Meetings. If you are a beneficial owner of Stapled Units ("**Non-Registered Unitholders**"), you must follow the instructions in the attached Circular and complete your voting instruction form to direct the voting of the Stapled Units you own.

Q: Why should I vote FOR the Concerned Unitholder Nominees?

The Concerned Unitholders believe Granite is a unique, high-quality global portfolio of industrial assets with tremendous long term potential to become a Canadian real estate champion and believe that the Concerned Unitholder Nominees have the expertise and experience to create the positive change needed at Granite.

Q: How do I vote?

A: If you are a **Registered Unitholder**, you may vote in person, by email, by fax, or by mail or delivery as follows:

To vote in person: You do not need to complete and return the enclosed **BLUE** form of proxy. All you need to do is to come to the Meetings with your **BLUE** form of proxy. Before the official start of the Meetings on June 15, 2017, register with the representative(s) from Computershare Investor Services Inc. ("**Computershare**") who will be located at a welcome table just outside the meeting room.

To vote by email: Complete, sign and date your **BLUE** form of proxy. Scan both sides of the proxy and return it by email to: contactus@kingsdaleadvisors.com.

To vote by fax: Properly complete, sign and date your **BLUE** form of proxy and return it by facsimile to Kingsdale Advisors at 1-866-545-5580 toll-free or 1-416-867-2271.

To vote by mail or delivery: Properly complete, sign and date the **BLUE** form of proxy and return it in the postage prepaid envelope provided to Kingsdale Advisors, The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2.

If you are a **Non-registered (beneficial) Unitholder**, you may vote in person, by Internet, by fax, by telephone or by mail or deliver as follows:

To vote in person: Insert your name in the space provided on the enclosed **BLUE** voting instruction form or submit any other document in writing to your nominee (i.e. broker, advisor, trust company) that request that you should be appointed as proxy. Then, follow the instructions on the **BLUE** voting instruction form and sign and return the **BLUE** voting instruction form in accordance with the instructions provided. Before the official start of the Meetings on June 15, 2017, register with the representative(s) from Computershare who will be located at a welcome table just outside the meeting room.

To vote by Internet: Go to **www.proxyvote.com** and enter your 16-digit control number located on the enclosed **BLUE** voting instruction form. If you are a U.S. resident, follow the instructions provided with your **BLUE** voting instruction form or other proxy document.

To vote by fax: Properly complete, sign and date your **BLUE** voting instruction form and return it by fax to 905-507-7793 or 514-281-8911. If you are a U.S. resident, follow the instructions provided with your **BLUE** voting instruction form or other proxy document.

To vote by telephone: If you are a Canadian Non-registered Unitholder, call 1-800-474-7493 (English) or 1-800-474-7501 (French). You will require a 16-digit Control Number (located on the front of your **BLUE** voting information form) to identify yourself to the system. If you are a U.S. Non-registered Unitholder, follow the instructions provided with your **BLUE** voting instruction form or other proxy document.

To vote by mail or delivery: Complete, sign and date your **BLUE** voting instruction form and return it in the postage prepaid envelope provided to the address set out on the envelope.

Q: If my Stapled Units are held through an intermediary, will the intermediary vote my Stapled Units?

A: An intermediary will vote your Stapled Units only if you provide instructions (using the voting instruction form) to your broker or intermediary on how to vote. Non-registered Unitholders should instruct their intermediary to vote their Stapled Units by following the directions provided to them by their intermediary.

Q: What proxy or voting instruction form should I use?

A: Use **only** the **BLUE** form of proxy or voting instruction form to vote for the election of the Concerned Unitholders' highly qualified independent nominees.

Q: What if I already voted a management proxy or voting instruction form?

A: Even if you have already voted using a management proxy or voting instruction form, you have every right to change your vote, join the campaign for change, and support the nomination of the Concerned Unitholders' highly qualified independent nominees. A later-dated **BLUE** form of proxy or voting instruction form automatically revokes any and all previously submitted forms of proxy or voting instruction forms.

Q: If I deposit a BLUE proxy or voting instruction form, how will my Stapled Units be voted?

A: You can specify how you want to vote on each matter listed in the **BLUE** form of proxy or voting instruction form. If you do not specify a choice, your **BLUE** form of proxy or voting instruction form will be voted in accordance with the Concerned Unitholders' voting recommendations contained in both the **BLUE** form of proxy and the voting instruction form.

Q: When must my Stapled Units be voted by?

A: Stapled Units must be voted prior to **12 P.M. (Eastern Time) on Monday, June 12, 2017.** If you are mailing a signed **BLUE** form of proxy or voting instruction form, please ensure that it arrives before this time.

Q: What are the Unitholder approvals required to elect the Concerned Unitholder Nominees?

A: In order to be elected, each of the Concerned Unitholder Nominees must receive more votes "FOR" cast by the Unitholders present in person or represented by proxy at the Meetings than any three of management's nominees.

QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO OUR STRATEGIC UNITHOLDER ADVISOR AND PROXY SOLICITOR:

KINGSDALE Advisors

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario M5X 1E2
www.kingsdaleadvisors.com

North American Toll-Free Phone:

1-855-682-4840

Email: contactus@kingsdaleadvisors.com

Facsimile: 416-867-2271

Toll-Free Facsimile: 1-866-545-5580

Outside Canada, Banks and Brokers
Call Collect: 416-867-2272

IF YOU EXPERIENCE ANY PROBLEMS VOTING YOUR BLUE FORM OF PROXY OR BLUE VOTING INSTRUCTION FORM, PLEASE CONTACT KINGSDALE ADVISORS AT THE NUMBER ABOVE, AND THEY WILL BE ABLE TO ASSIST YOU TO ENSURE YOUR VOTE IS COUNTED AT THE MEETINGS.

VOTE ONLY YOUR BLUE PROXY OR BLUE VIF TODAY

TABLE OF CONTENTS

PROXY CIRCULAR

Notice of Meeting and Record Date and Certain Information Relating to the Meetings

On April 13, 2017, Granite Real Estate Investment Trust ("**Granite REIT**") and Granite REIT Inc. ("**Granite GP**", and together with Granite REIT, "**Granite**") filed notices of their joint annual general meetings of holders ("**Unitholders**") of stapled units ("**Stapled Units**") (each Stapled Unit consisting of one trust unit of Granite REIT (a "**REIT Unit**") and one common share of Granite GP (a "**GP Share**")) to be held on June 15, 2017 at 10:00 a.m. (Eastern Time) at St. Andrew's Club & Conference Centre, 150 King Street West, 27th Floor, Toronto, Ontario (collectively, the "**Meetings**").

This dissident Unitholder information circular (the "**Circular**"), dated May 25, 2017, and the accompanying **BLUE** form of proxy or voting instruction form ("**VIF**"), are provided to you in connection with the solicitation by and on behalf of FrontFour Capital Group LLC and its affiliates and Sandpiper Group and its affiliates (collectively, the "**Concerned Unitholders**", "**we**", or "**our**") of proxies to be used at the Meetings to, among other matters, elect three qualified, independent individuals to the board of trustees of Granite REIT (the "**REIT Board**") and the board of directors of Granite GP (the "**GP Board**" and collectively, the "**Boards**").

This solicitation of proxies is made by the Concerned Unitholders. This solicitation of proxies is NOT made by or on behalf of management of Granite.

To support positive change at Granite, only use the **BLUE** form of proxy or VIF enclosed with this Circular. If you have returned a Granite management form of proxy or VIF ("**Management Proxy**"), you have the right to change your vote. To do so, simply sign, date and return the **BLUE** form of proxy or VIF. A timely delivered, later-dated **BLUE** form of proxy or VIF supersedes a previously completed Management Proxy.

The Concerned Unitholders are soliciting proxies in support of, among other matters, electing each of Peter Aghar, Samir Manji and Al Mawani, to each of the Boards (the "**Concerned Unitholder Nominees**").

Your vote is very important to the future of your investment in Granite. If after reading this Circular, you agree that changes to the current Boards are necessary and that the Concerned Unitholder Nominees will better serve your interests as Unitholders of Granite, please sign, date and deposit the enclosed BLUE form of proxy or VIF. Please follow the instructions under the heading "General Proxy Information" on page 10 of this Circular with respect to depositing a proxy.

Unless otherwise noted, the information concerning Granite contained in this Circular has been taken from, or is based upon, publicly available documents or records on file with Canadian securities regulatory authorities and other public sources. Although the Concerned Unitholders have no knowledge that would indicate that any statements contained therein are untrue or incomplete, the Concerned Unitholders do not assume responsibility for the accuracy or completeness of such information or for any failure by Granite to disclose material information which may affect the significance or accuracy of such information.

Information concerning Granite is available for review on the System for Electronic Document Analysis and Retrieval ("**SEDAR**") at www.sedar.com, under the issuer profiles of Granite Real Estate Investment Trust and Granite REIT Inc.

Based on publicly available information, the head office of Granite is located at Suite 4010, Toronto-Dominion Centre, 77 King Street West, Toronto, Ontario M5K 1H1 and the registered office of Granite GP is located at Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, British Columbia V7X 1L3.

All currency references in this Circular are to Canadian dollars, unless indicated otherwise.

As provided for under the constating documents of Granite REIT and Granite GP, each REIT Unit is stapled to a GP Share and each GP Share is stapled to a REIT Unit such that they trade together as Stapled Units. References in this Circular to "Unitholders" refer to holders of Stapled Units, including, as applicable, and as the context may require, holders of REIT Units and/or holders of GP Shares, which comprise the Stapled Units.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Circular, as well as any documents incorporated herein by reference and the accompanying letter to Unitholders of Granite from the Concerned Unitholders, constitute forward-looking statements. The words "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "estimate", "expect" and similar expressions as they relate to the Concerned Unitholders, Granite or its future boards of trustees and directors or management, are intended to identify forward-looking statements. Such statements reflect the Concerned Unitholders' current views and intentions with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause Granite's actual results, performance or achievements that may be expressed or implied by such forward-looking statements to vary from those described herein should one or more of these risks or uncertainties materialize. Such factors include, but are not limited to, economic, business, technological, competitive and regulatory factors. Any such forward-looking statements are expressly qualified in their entirety by this cautionary statement. Moreover, the Concerned Unitholders do not assume responsibility for the accuracy or completeness of such forward-looking statements. The forward-looking statements included in this Circular are made as of the date of this Circular and the Concerned Unitholders undertake no obligation to publicly update or revise forward-looking statements, other than as required by applicable securities law.

NOTICE TO UNITHOLDERS IN THE UNITED STATES

Granite REIT is governed by the laws of the province of Ontario pursuant to an amended and restated declaration of trust, and Granite GP is governed by the laws of the province of British Columbia. The solicitation of proxies contemplated in this Circular involves securities of Canadian issuers and is being effected in accordance with Canadian corporate and securities laws. The proxy rules under the United States *Securities Exchange Act of 1934*, as amended, are not applicable to Granite or this solicitation, and therefore this solicitation is not being effected in accordance with such United States securities laws. Unitholders should be aware that proxy solicitation and disclosure requirements under Canadian laws are different from such requirements under United States securities laws.

The enforcement by Unitholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Granite REIT is governed by the laws of the province of Ontario pursuant to an amended and restated declaration of trust, and Granite GP is incorporated under the *Business Corporations Act* (British Columbia), as amended; certain of the trustees and directors of Granite REIT and Granite GP, respectively, and their executive officers, are residents of Canada; and a substantial portion of the assets of Granite REIT, Granite GP and

the assets of such persons are located outside the United States. Unitholders may not be able to sue a foreign entity or its officers, trustees or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign entity and its officers, trustees and directors to subject themselves to a judgment by a United States court.

MATTERS TO BE ACTED UPON AT THE MEETINGS

A. Election of the REIT Board

To our knowledge, the current REIT Board is comprised of eight (8) individuals. The Concerned Unitholders are asking Unitholders for their support to elect each of the Concerned Unitholder Nominees to each of the Boards.

Unitholders will be asked to elect each of Peter Aghar, Samir Manji and Al Mawani as trustees of Granite REIT to hold office until the next annual general meeting of Granite REIT or until their respective successors are elected or appointed, unless his office is earlier vacated.

The following table sets forth certain required information regarding the Concerned Unitholder Nominees, as of the date hereof.

Name, Province or State and Country of Residence	Present Principal Occupation, Business or Employment and Principal Occupation, Business or Employment During the Preceding Five Years	Trustee or Director of Granite Since	Ownership of Stapled Units
Peter Aghar Ontario, Canada	Principal, Crux Capital Corporation, present	-	Nil.
Samir Manji British Columbia, Canada	Founder, Chief Executive Officer, Sandpiper Group since June 2016 Chairman, Chief Executive Officer and Founder of Amica Mature Lifestyles Inc., 1996 to December 2015	-	1,124,075[(1)]
Al Mawani Ontario, Canada	Principal, Exponent Capital Partners Inc., present and from April 2013 to April 2015 President and Chief Executive Officer, Rodenbury Investments Limited, from April 2015 to October 2016 President and Chief Executive Officer and Trustee, Calloway REIT (now SMART REIT), from March 2011 to March 2013	-	Nil.

Notes:

(1) Of these, 255,225 Stapled Units are held by Sandpiper Real Estate Fund Limited Partnership, whose general partner is Sandpiper GP Inc., of which Mr. Manji is a director; 868,850 Stapled Units are held by Stone Opportunity Limited Partnership, whose general partner is Sandpiper GP Inc., of which Mr. Manji is a director.

Concerned Unitholder Nominee Profiles

Further background information with respect to the Concerned Unitholder Nominees is set forth below:

Mr. Peter Aghar
Mr. Aghar has a successful 20-year track record as an investor on an institutional scale, having been responsible for more than one hundred real estate transactions totaling over $10 billion in value. Mr. Aghar was formerly President and Chief Investment Officer of KingSett Capital, Canada's preeminent real estate private equity firm, from 2002 to 2010. He is currently the President of Crux Capital, a privately-owned value-add real estate investor and developer with significant experience in both the public markets and buying and selling industrial real estate both in Canada and the U.S. as well as experience in other international markets.

Mr. Samir Manji
Mr. Manji was Founder, Chairman and CEO of Amica Mature Lifestyles Inc., a publicly traded seniors housing company, from 1996 until its sale to the Ontario Teachers' Pension Plan in 2015. He is currently the Founder and CEO of Sandpiper Group, a Vancouver-based real estate private equity firm focused on direct real estate investments and securities. Mr. Manji has extensive experience investing across a number of real estate asset classes.

Mr. Al Mawani
Mr. Mawani is the former President & CEO of Calloway/Smart REIT and CFO of Oxford Properties Group, prior to its sale to OMERS. Mr. Mawani is extremely accomplished in the Canadian real estate space and a champion of governance and shareholder rights. He has been a board member of Boardwalk REIT, Calloway REIT, IPC US REIT, and Amica Mature Lifestyles Inc. and is a current board member of Slate Office REIT.

Each of the Concerned Unitholder Nominees has consented to being named as a nominee in this Circular. We do not believe that any of the Concerned Unitholder Nominees will be unable to stand for election to the REIT Board or the GP Board to serve as a director or trustee, respectively, if elected. If for any reason, any of the Concerned Unitholder Nominees do not stand for election or are unable to serve as such, proxies in favour of the Concerned Unitholder Nominees will be voted for another nominee in the discretion of the persons named in the enclosed **BLUE** form of proxy of VIF unless the Unitholder has specified in his, her or its proxy that his, her or its Stapled Units are to be withheld from voting in the election of the Concerned Unitholder Nominees.

To the knowledge of the Concerned Unitholders, none of the securities owned by the Concerned Unitholder Nominees' associates or affiliates, individually or in combination with the securities owned by the Concerned Unitholder Nominees, amount to 10 percent or more of the voting rights attached to all voting securities of Granite or of any of its subsidiaries.

The Concerned Unitholders believe that, if elected, all of the Concerned Unitholder Nominees will be "independent" within the meaning of National Instrument 58-101 – *Disclosure of Corporate Governance Practices.*

Except as described below, there are no contracts, arrangements or understandings between any of the Concerned Unitholder Nominees and any other person pursuant to which the Concerned Unitholder Nominees are to be elected.

On April 25, 2017, FrontFour Capital Group LLC and Sandpiper GP Inc. entered into a group agreement (the "**Group Agreement**"), for the purpose of (i) engaging in private discussions with Granite REIT and Granite GP regarding their business, assets, capitalization, financial condition, operations, management, each respective board, including board composition matters, strategy, strategic alternatives and future plans; (ii) taking all other actions with respect to the foregoing; (iii) taking any other actions the Concerned Unitholders determine to undertake in connection with their respective investments in Granite REIT and Granite GP, all to the extent permitted by the Group Agreement; and (iv) determining the division of costs and expenses related to the foregoing.

To the knowledge of the Concerned Unitholder Nominees, none of them, or each of their respective associates or affiliates: (i) is or has been at any time since the beginning of Granite's most recently completed financial year indebted to Granite or any of its subsidiaries; or (ii) has or had at any time since the beginning of Granite's most recently completed financial year indebtedness to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding by Granite or any of its subsidiaries.

Other Boards of Reporting Issuers

Mr. Aghar serves on the board of Pro Real Estate Investment Trust and Temple Hotels Inc. Mr. Mawani serves on the board of Slate Office REIT. To the knowledge of the Concerned Unitholders, the Concerned Unitholder Nominees are not currently directors of any other reporting issuers.

Cease Trade Orders and Bankruptcies

To the knowledge of the Concerned Unitholders, no Concerned Unitholder Nominee is, as at the date of this Circular, or has been, within 10 years before the date of this Circular:

(a) a director, chief executive officer or chief financial officer of any corporation that:

  i. was subject to an order that was issued while a Concerned Unitholder Nominee was acting in the capacity of director, chief executive officer or chief financial officer; or

  ii. was subject to an order that was issued after a Concerned Unitholder Nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity of director, chief executive officer or chief financial officer;

(b) a director or executive officer of any corporation that, while such Concerned Unitholder Nominee was acting in that capacity, or within a year of such Concerned Unitholder Nominee ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c) someone who became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such Concerned Unitholder Nominee.

For the purposes of section (a) above, the term "order" means a cease trade order, an order similar to a cease trade order or an order that denied the relevant corporation access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days.

Penalties and Sanctions

To the knowledge of the Concerned Unitholders, as of the date of this Circular, no Concerned Unitholder Nominee has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed Concerned Unitholder Nominee.

CONCERNED UNITHOLDERS' RECOMMENDATION TO UNITHOLDERS:

The individuals named in the enclosed BLUE form of proxy and VIF intend to cast the votes represented by such proxy as follows, unless you direct that the Stapled Units represented thereby be voted otherwise:

- **FOR the election of the Concerned Unitholder Nominees to the REIT Board**

  - ✓ **FOR Peter Aghar**
  - ✓ **FOR Samir Manji**
  - ✓ **FOR Al Mawani**

Unitholders must indicate a "FOR" vote with respect to only eight of the eleven nominees listed on the BLUE form of proxy and VIF. Unitholders are not to vote "FOR" more than a total of eight nominees, if more than eight nominees are voted "FOR", only the first eight voted "FOR" will be recorded.

B. Election of the GP Board

To our knowledge, the current GP Board is comprised of eight (8) individuals. The Concerned Unitholders are asking Unitholders for their support to elect each of the Concerned Unitholder Nominees to the GP Board.

Unitholders will be asked to elect each of the Concerned Unitholder Nominees, being Peter Aghar, Samir Manji and Al Mawani as directors of Granite GP to hold office until the next annual general meeting of shareholders of Granite GP or until their respective successors are elected or appointed, unless his office is earlier vacated. The section entitled "Matters to be Acted Upon at the Meetings – Election of the REIT Board" sets forth information with respect to each of the Concerned Unitholder Nominees, including the information prescribed by Form 51-102F5 – *Information Circular*.

CONCERNED UNITHOLDERS' RECOMMENDATION TO UNITHOLDERS:

The individuals named in the enclosed BLUE form of proxy and VIF intend to cast the votes represented by such proxy as follows, unless you direct that the Stapled Units represented thereby be voted otherwise:

- **FOR the election of the Concerned Unitholder Nominees to the GP Board**

  - ✓ **FOR Peter Aghar**
  - ✓ **FOR Samir Manji**
  - ✓ **FOR Al Mawani**

Unitholders must indicate a "FOR" vote with respect to only eight of the eleven nominees listed on the BLUE form of proxy and VIF. Unitholders are not to vote "FOR" more than a total of eight nominees, if more than eight nominees are voted "FOR", only the first eight voted "FOR" will be recorded.

C. Re-Appointment of Auditor of Granite REIT

At the Meetings, Unitholders will be asked to re-appoint Deloitte LLP as the independent external auditor (the "**Auditor**") of Granite REIT. Deloitte LLP was appointed as Auditor of Granite REIT on January 3, 2013. Under the amended and restated declaration of trust of Granite REIT, the trustees have the authority to determine the Auditor's remuneration.

CONCERNED UNITHOLDERS' RECOMMENDATION TO UNITHOLDERS:

The individuals named in the enclosed BLUE form of proxy and VIF intend to cast the votes represented by such proxy to vote FOR the re-appointment of Deloitte LLP as Auditor of Granite REIT to hold office until the next annual general meeting of unitholders of Granite REIT.

Based on Granite's management information circular dated May 15, 2017 (the "**Management Information Circular**"), we understand representatives of Deloitte LLP are expected to attend the Meetings and will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

D. Re-Appointment of Auditor of Granite GP

At the Meetings, Unitholders will be asked to re-appoint Deloitte LLP as the Auditor of Granite GP. Deloitte LLP was appointed as Auditor of Granite GP on January 3, 2013.

CONCERNED UNITHOLDERS' RECOMMENDATION TO UNITHOLDERS:

The individuals named in the enclosed BLUE form of proxy and VIF intend to cast the votes represented by such proxy to vote FOR the re-appointment of Deloitte LLP as Auditor of Granite GP to hold office until the next annual general meeting of shareholders of Granite GP and to authorize the directors of Granite GP to fix the Auditor's remuneration.

Based on Granite's Management Information Circular, we understand representatives of Deloitte LLP are expected to attend the Meetings and will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

E. Other Business

As at the date hereof, the Concerned Unitholders know of no amendments, variations or other matters to be presented for action at the Meetings. If, however, any amendments, variations or other matters properly come before the Meetings or any postponement(s) or adjournment(s) thereof, or if any other matters, which are not now known to the Concerned Unitholders should properly come before the Meetings or any postponement(s) or adjournment(s) thereof, the **BLUE** form of proxy or VIF confers discretionary authority on the person voting the proxy to vote on such amendments or variations or such other matters in the discretion of such person, whether or not the amendments, variations or other matters that come before the Meetings are or are not routine, and whether or not the amendments, variations or other matters that come before the Meetings are contested. The Concerned Unitholders reserve the right to amend or supplement this Circular, our form of proxy and VIF, as the case may be, as we see fit in order to solicit proxies for any business to be transacted at the Meetings.

VOTING SECURITIES AND PRINCIPAL UNITHOLDERS

For purposes of the Meetings, Granite established May 9, 2017 (the "**Record Date**") as the record date for determining the REIT Units and GP Shares entitled to be given notice of the Meetings and to vote at the Meetings.

To the knowledge of the Concerned Unitholders, based on publicly available information: (i) Granite REIT is authorized under its amended and restated declaration of trust to issue an unlimited number of REIT Units, and Granite GP is authorized to issue an unlimited number of GP Shares; and currently the REIT Units and the GP Shares trade together as the Stapled Units; (ii) as of April 30, 2017, there were 47,144,336 Stapled Units issued and outstanding; and (iii) each REIT Unit and GP Share carries one vote per REIT Unit and GP Share, respectively, representing one vote on Granite REIT matters that holders of REIT Units are entitled to vote on, and one vote on Granite GP matters that holders of GP Shares are entitled to vote on, respectively.

To the knowledge of the Concerned Unitholders, based on publicly available information, as at April 30, 2017, no person had ownership or control over more than 10% of the outstanding Stapled Units of Granite, other than CIBC Global Asset Management Inc. which, to the

knowledge of the Concerned Unitholders, owns or controls 5,805,924 Stapled Units (representing 12.4% of the outstanding Stapled Units as of April 30, 2017).

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of the Concerned Unitholders, none of the Concerned Unitholders, the Concerned Unitholder Nominees, nor each of their respective associates or affiliates, has or has had any material interest, direct or indirect, in any transaction since the beginning of Granite's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect Granite or any of its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as disclosed herein, none of the Concerned Unitholder Nominees, the Concerned Unitholders, nor their respective associates or affiliates, are aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meetings other than the election of trustees and directors.

ADDITIONAL INFORMATION

Additional information relating to Granite, its trustees and directors and the Meetings is not reasonably within our power to obtain since such information is only available to the management of Granite and is set forth in the Management Information Circular, including information regarding management's trustee and director nominees (as prescribed by Form 51-102F5 – *Information Circular*), the compensation of executive officers and directors of Granite (as prescribed by Form 51-102F6 – *Statement of Executive Compensation*), regarding the corporate governance practices of Granite (as prescribed by Form 58-101F1 – *Corporate Governance Disclosure*), the indebtedness of Granite's executive officers, trustees and directors or their respective associates, management contracts that may be in place with Granite, securities authorized for issuance under Granite's compensation plans, interests of any trustees, directors and officers of Granite in matters to be acted upon at the Meetings and interests of informed persons in material transactions. For this information, please refer to the Management Information Circular filed on www.sedar.com. Although you may have received a copy of this Circular, only Unitholders of record on the Record Date will receive the Notice of Meeting and only those Unitholders of record on the Record Date will have their votes counted at the Meetings.

Although the Concerned Unitholders have no knowledge that would indicate that any statements contained herein taken from or based upon such documents, records and sources is untrue or incomplete, the Concerned Unitholders do not assume any responsibility for the accuracy or completeness of such information or for any failure by Granite or any other issuer to disclose material information which may affect the significance or accuracy of such information. Information concerning such issuers is available for review on SEDAR at www.sedar.com.

Additional information relating to the Granite is included in Granite's annual information form and in the audited financial statements for the year ended December 31, 2016, the auditor's report thereon and related management discussion and analysis ("**MD&A**") filed on www.sedar.com. In addition, Unitholders may obtain copies of Granite's financial statements and MD&A upon request to Granite.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Circular is furnished by the Concerned Unitholders in connection with the solicitation of proxies for use at the Meetings and at any adjournment or postponement thereof. Proxies may be solicited by mail, telephone, fax or other electronic means and in person, as well as by newspaper or other media advertising.

In addition, the Concerned Unitholders have entered into an agreement with Kingsdale Advisors ("**Kingsdale**") pursuant to which Kingsdale has agreed that it will act as the Concerned Unitholders' strategic unitholder advisor and proxy solicitor. Kingsdale's responsibilities will principally include advising the Concerned Unitholders on governance best practices, where applicable, liaising with proxy advisory firms, developing and implementing unitholder communication and engagement strategies, and advising with respect to meeting and proxy protocol. Pursuant to this agreement, Kingsdale will receive a fee of approximately $150,000, plus customary charges and disbursements. The costs incurred in the preparation and mailing of this Circular and the solicitation will be borne solely by the Concerned Unitholders. However, the Concerned Unitholders intend to seek reimbursement from Granite for out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with the Meetings to the extent provided for under the *Business Corporations Act* (British Columbia) and other applicable law. **Kingsdale can be contacted toll-free in North America at 1-855-682-4840 or 1-416-867-2272 outside of North America, or by e-mail at contactus@kingsdaleadvisors.com.**

No person is authorized to give information or to make any representations other than those contained in this Circular and, if given or made, such information or representations must not be relied upon as having been authorized by the Concerned Unitholders to be given or made.

Appointment of Proxies

The persons named as proxyholders in the enclosed **BLUE** form of proxy are Zachary George or, failing him, Samir Manji. **A Unitholder has the right to appoint a person, who need not be a Unitholder of Granite, other than the persons named in the BLUE form of proxy accompanying this Circular, as proxyholder to attend and act for and on behalf of such Unitholder at the Meetings and may exercise such right by striking out the names of the persons named in the BLUE form of proxy and inserting the name of the person to be appointed as proxyholder in the blank space provided on the BLUE form of proxy, or by completing another proper form of proxy.** If you beneficially own your Stapled Units and therefore you are not the registered holder, see "Advice to Non-Registered Unitholders" beginning on page 12 of this Circular for important information about how to appoint a representative of the Concerned Unitholders as proxyholder for your Stapled Units.

Unitholders should carefully complete and sign their proxies in accordance with the instructions contained in this Circular and on the **BLUE** form of proxy in order to ensure that their proxies can be used at the Meetings. Completed and executed proxies should be returned in accordance with the instructions on the **BLUE** form of proxy. Proxies received by Kingsdale in accordance with the foregoing will be delivered to Granite or its transfer agent, Computershare Investor Services Inc., in time for use at the Meetings.

A properly completed proxy will automatically revoke an earlier proxy submitted by you in respect of the Meetings. If you are a registered Unitholder (a "**Registered Unitholder**") you may

also revoke a proxy you have already given to management or any other form of proxy previously given by you by attending the Meetings and indicating your wish to vote in person.

Registered Unitholders

If you are a registered Unitholder you will receive, or will have already received a **BLUE** form of proxy. This **BLUE** form of proxy entitles you to vote by e-mail, fax or mail in accordance with the following instructions:

REGISTERED UNITHOLDERS (YOU HOLD A PHYSICAL UNIT OR SHARE CERTIFICATE REGISTERED IN YOUR NAME)		
VOTING BY EMAIL	**VOTING BY FAX**	**VOTING BY MAIL OR DELIVERY**
Complete, sign and date your BLUE form of proxy. Scan both sides of the proxy and return it by email to: contactus@kingsdaleadvisors.com	Complete, sign and date your BLUE form of proxy and return it by fax to 1-866-545-5580 toll-free or 1-416-867-2271.	Complete, date and sign your BLUE form of proxy and return it to: Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2

Revocation of Proxies

You may revoke a proxy already given pursuant to management's solicitation of proxies by completing and delivering the enclosed **BLUE** form of proxy. A later-dated **BLUE** form of proxy revokes any and all prior proxies given by you in connection with the Meetings.

A Registered Unitholder who has given a proxy may also revoke the proxy at any time prior to use by depositing an instrument in writing revoking the proxy, executed by such Registered Unitholder or by his, her or its attorney authorized in writing or by electronic signature or, if the Registered Unitholder is a corporation, by an officer or attorney thereof properly authorized, either: (i) at the registered office of Granite at any time up to and including the last business day preceding the day of the Meetings or any adjournment or postponement thereof, or (ii) with the chairman of the Meetings on the day of the Meetings or any adjournment or postponement thereof; or (iii) in any other manner permitted by law.

If you are the beneficial owner, and therefore not a registered holder, of your Stapled Units, see "Advice to Non-Registered Unitholders" beginning at page 12 of this Circular for instructions on how to revoke any proxy you give in connection with the Meetings.

WE ENCOURAGE YOU TO SUBMIT YOUR BLUE FORM OF PROXY AS SOON AS POSSIBLE

IN ORDER TO BE VOTED AT THE MEETINGS, YOUR PROXY MUST BE RETURNED TO KINGSDALE ADVISORS PRIOR TO 12 P.M. (EASTERN TIME) ON JUNE 12, 2017. IF YOU CANNOT MEET THIS DEADLINE, WE RECOMMEND THAT YOU FAX YOUR BLUE PROXY TO KINGSDALE ADVISORS AT 1-866-545-5580 toll-free or 1-416-867-2271 IN ANY EVENT, OR E-MAIL IT TO CONTACTUS@KINGSDALEADVISORS.COM. FOR ASSISTANCE, PLEASE CALL KINGSDALE ADVISORS AT 1-855-682-4840 TOLL-FREE IN NORTH AMERICA OR 1-416-867-2272 OUTSIDE OF NORTH AMERICA.

Exercise of Discretion

The Stapled Units represented by the enclosed **BLUE** form of proxy will be voted for, against or withheld from voting in accordance with the instructions of the Unitholder on any ballot that may be called for at the Meetings or at any adjournment(s) or postponement(s) thereof and, where you specify a choice with respect to any matter to be acted upon, the Stapled Units will be voted in accordance with your specification so made.

In the absence of such specification, Stapled Units represented by the enclosed BLUE form of proxy will be voted (1) FOR the election of the Concerned Unitholder Nominees to the REIT Board; (2) WITHHOLD votes from the election of all eight management nominees to the REIT Board; (3) FOR the election of the Concerned Unitholder Nominees to the GP Board; (4) WITHHOLD votes from the election of all eight management nominees to the GP Board; (5) FOR the re-appointment of Deloitte LLP as Auditor of Granite REIT; and (6) FOR the re-appointment of Deloitte LLP as Auditor of Granite GP and to authorize the directors of Granite GP to fix the Auditor's remuneration, as outlined on the BLUE form of proxy. The enclosed form of proxy confers the persons appointed under the proxy with discretionary authority (which they will exercise in accordance with their best judgment) with respect to any variation or amendments to those matters specified in the proxy and with respect to any other matters which may properly be brought before the Meetings or at any adjournment(s) or postponement(s) thereof. The Concerned Unitholders are not currently aware of any such amendment, variation or other matter.

Advice to Non-Registered Unitholders

The information in this section only applies to Unitholders who hold their Stapled Units through a broker or other Intermediary (as defined below).

Only Registered Unitholders or the persons they appoint as their proxyholders are permitted to attend and vote at the Meetings. In many cases, Stapled Units beneficially owned by a person (a "**Non-Registered Unitholder**") are registered either (i) in the name of an intermediary (an "**Intermediary**") that the Non-Registered Unitholder deals with in respect of the Stapled Units (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a depository, such as CDS Clearing and Depository Services Inc. in Canada and The Depository Trust Company in the United States (the "**Depositories**").

The Concerned Unitholders have distributed copies of this Circular and the **BLUE** form of proxy or VIF to the Depositories and Intermediaries for distribution to the Non-Registered Unitholders. Intermediaries are required to forward all meeting materials to Non-Registered Unitholders. Intermediaries often use service companies to forward the meeting materials to Non-Registered Unitholders. Generally, Non-Registered Unitholders will either:

(a) Receive a **BLUE** voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Unitholder and returned to the Intermediary or its service company, will constitute voting instructions. Non-Registered Unitholders should follow the instructions provided in the voting instruction form, using one of the described voting methods provided, to vote their Stapled Units.

(b) Less frequently, be given a **BLUE** form of proxy which has already been signed by the Intermediary and which is restricted as to the number of Stapled Units beneficially owned by the Non-Registered Unitholder but which is otherwise not completed. In these cases,

the Non-Registered Unitholder must properly complete, sign and date the **BLUE** form of proxy and submit it to Kingsdale.

The purpose of these procedures is to permit Non-Registered Unitholders to direct the voting of the Stapled Units they beneficially own. **Should a Non-Registered Unitholder wish to attend and vote at the Meetings in person (or to have another person appointed as proxyholder to attend and vote on behalf of the Non-Registered Unitholder), the Non-Registered Unitholder should strike out the names of the persons named in the BLUE form of proxy or VIF and insert the Non-Registered Unitholder's or such other person's name in the blank space provided.** In any case, Non-Registered Unitholders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy (or any proxy authorization form) is to be delivered.

CANADIAN NON-REGISTERED (BENEFICIAL) UNITHOLDERS (YOU HOLD STAPLED UNITS THROUGH A CANADIAN BANK, BROKER OR OTHER INTERMEDIARY)			
VOTING BY INTERNET	**VOTING BY PHONE**	**VOTING BY FAX**	**VOTING BY MAIL OR DELIVERY**
Go to www.proxyvote.com specified on your **BLUE** VIF/proxy and then follow the voting instructions on the screen. You will require a 16-digit Control Number (located on the front of your **BLUE** VIF) to identify yourself to the system.	Unitholders who wish to vote by phone should call 1-800-474-7493 (English) or 1-800-474-7501 (French). You will require a 16-digit Control Number (located on the front of your **BLUE** VIF) to identify yourself to the system.	Complete, sign and date your **BLUE** VIF and return it by fax to 905-507-7793 or 514-281-8911.	Complete, sign and date your **BLUE** VIF and return it in the postage prepaid envelope provided to the address set out on the envelope.
UNITED STATES NON-REGISTERED (BENEFICIAL) UNITHOLDERS (YOU HOLD STAPLED UNITS THROUGH A U.S. BANK, BROKER OR OTHER INTERMEDIARY)			
VOTING BY INTERNET	**VOTING BY PHONE**	**VOTING BY FAX**	**VOTING BY MAIL OR DELIVERY**
Go to the voting website listed on your **BLUE** VIF/proxy and then follow the voting instructions on the screen. You will require a Control Number (located on the front of your **BLUE** VIF/proxy) to identify yourself to the system.	Unitholders who wish to vote by phone please follow the voting instructions on your **BLUE** VIF/proxy. You will require a Control Number (located on the front of your **BLUE** VIF/proxy) to identify yourself to the system.	Complete, sign, and date your **BLUE** VIF/proxy and return it by fax to the fax number(s) listed on your **BLUE** VIF/proxy.	Complete, sign, and date your **BLUE** VIF/proxy and return it in the postage prepaid envelope provided to the address set out on the envelope.

A Non-Registered Unitholder wishing to vote in support of the Concerned Unitholders should contact Kingsdale Advisors at 1-855-682-4840 toll-free in North America or 416-867-2272 outside North America (collect calls accepted) for assistance in ensuring that the enclosed **BLUE** form of proxy or VIF is properly completed by the necessary person at their Intermediary and that the Stapled Units held are properly voted in accordance with the instructions of the Non-Registered Unitholder.

A Non-Registered Unitholder may revoke a form of proxy or VIF given to an Intermediary or Broadridge Financial Solutions, Inc. ("Broadridge") at any time by voting again, as the latest BLUE form of proxy or VIF will automatically revoke any previous ones already submitted or, by written notice to the Intermediary in accordance with the instructions given to the Non-Registered Unitholder by its Intermediary. A Non-Registered Unitholder should contact Kingsdale using any of

the methods set out in this Circular for assistance in ensuring that forms of proxy or voting instructions previously given to an Intermediary or Broadridge are properly revoked.

APPROVAL

Information contained in this Circular, unless otherwise indicated, is given as of the date hereof. The contents and the sending of this Circular have been approved by the Concerned Unitholders and a copy of this Circular has been sent to Granite, each trustee of Granite REIT, each director of Granite GP, each Unitholder whose proxy has been solicited, and the auditor of Granite REIT and Granite GP.

DATED May 25, 2017.

(signed) "*Zachary George*"	(signed) "*Samir Manji*"
Zachary George Managing Member, FrontFour Capital Group LLC	**Samir Manji** Chief Executive Officer, Sandpiper Group

HOW TO VOTE FOR POSITIVE CHANGE AT GRANITE

VOTE ONLY YOUR BLUE PROXY OR BLUE VIF TODAY

IN ORDER TO BE USED AT THE MEETING, YOUR BLUE FORM OF PROXY OR BLUE VIF MUST BE SUBMITTED IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED PRIOR TO 12 P.M. (TORONTO TIME) ON MONDAY, JUNE 12, 2017.

BE SURE TO SIGN AND DATE YOUR BLUE FORM OF PROXY OR BLUE VIF

REGISTERED UNITHOLDERS

(YOU HOLD A PHYSICAL UNIT OR SHARE CERTIFICATE REGISTERED IN YOUR NAME)

VOTING BY EMAIL	VOTING BY FAX	VOTING BY MAIL OR DELIVERY
Complete, sign and date your BLUE form of proxy. Scan both sides of the proxy and return it by email to: contactus@kingsdaleadvisors.com.	Complete, sign and date your BLUE form of proxy and return it by fax to 1-866-545-5580 toll-free or 1-416-867-2271.	Complete, date and sign your BLUE form of proxy and return it to: Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950, P.O. Box 361 Toronto, ON M5X 1E2.

CANADIAN NON-REGISTERED (BENEFICIAL) UNITHOLDERS

(YOU HOLD STAPLED UNITS THROUGH A CANADIAN BANK, BROKER OR OTHER INTERMEDIARY)

VOTING BY INTERNET	VOTING BY PHONE	VOTING BY FAX	VOTING BY MAIL OR DELIVERY
Go to www.proxyvote.com specified on your BLUE VIF/proxy and then follow the voting instructions on the screen. You will require a 16-digit Control Number (located on the front of your BLUE VIF) to identify yourself to the system.	Unitholders who wish to vote by phone should call 1-800-474-7493 (English) or 1-800-474-7501 (French). You will require a 16-digit Control Number (located on the front of your BLUE VIF) to identify yourself to the system.	Complete, sign and date your BLUE VIF and return it by fax to 905-507-7793 or 514-281-8911.	Complete, sign and date your BLUE VIF and return it in the postage prepaid envelope provided to the address set out on the envelope.

UNITED STATES NON-REGISTERED (BENEFICIAL) UNITHOLDERS

(YOU HOLD STAPLED UNITS THROUGH A U.S. BANK, BROKER OR OTHER INTERMEDIARY)

VOTING BY INTERNET	VOTING BY PHONE	VOTING BY FAX	VOTING BY MAIL OR DELIVERY
Go to the voting website listed on your BLUE VIF/proxy and then follow the voting instructions on the screen. You will require a Control Number (located on the front of your BLUE VIF/proxy) to identify yourself to the system.	Unitholders who wish to vote by phone please follow the voting instructions on your BLUE VIF/proxy. You will require a Control Number (located on the front of your BLUE VIF/proxy) to identify yourself to the system.	Complete, sign, and date your BLUE VIF/proxy and return it by fax to the fax number(s) listed on your BLUE VIF/proxy.	Complete, sign, and date your BLUE VIF/proxy and return it in the postage prepaid envelope provided to the address set out on the envelope.

If you experience any problems or require assistance voting your BLUE form of proxy or BLUE VIF, contact Kingsdale Advisors, at 1-855-682-4840 toll-free in North America, or at 1-416-867-2272 outside of North America, or by email at contactus@kingsdaleadvisors.com, and they will be able to assist you to ensure your vote is counted at the Meetings.

QUESTIONS? NEED HELP VOTING?

CONTACT US:

North American Toll Free Phone:

1-855-682-4840

E-mail: contactus@kingsdaleadvisors.com

Fax: 416-867-2271

Toll Free Fax: 1-866-545-5580

Outside North America, Banks and Brokers

Call Collect: 416-867-2272

KINGSDALE Advisors